SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Michael I. Roth, Chairman and Chief Executive Officer of The MONY Group Inc. (“MONY”), sent the following internal announcement to financial professionals of MONY on or about February 19, 2004.

To:	All MONY Financial Professionals
From:	Michael Roth, Chairman & CEO
Subject:	MONY Issues Statement on Postponing Stockholder Meeting in Response to Delaware Chancery Court Order

You may be aware of a number of news stories issued yesterday regarding a ruling made by The Delaware Court of Chancery. I want you to know that there is more to the story than you might have read, and that the news is, by and large, very good for MONY.

The Delaware Court of Chancery has affirmed that the MONY Board acted reasonably in deciding to approve AXA Financial’s $31.00 per share cash merger proposal.

The Court noted, among other things, that “...the record shows the [MONY] Board acted reasonably in making its determination. The Court further noted that “...the Court finds a five-month check more than adequate to determine if the price offered by AXA was the best price reasonably available....”

The Court has asked that MONY provide shareholders with additional disclosure relating to its change-of-control agreements with its senior executives. We will amend our proxy statement to accommodate the additional information. As a result, we will postpone the special meeting of stockholders to vote on the proposed merger, which was originally scheduled for February 24, 2004. We look forward to communicating the date for the special meeting shortly.

The Court rejected all of the other claims of dissident shareholders for supplemental disclosure, and ruled that all of the other challenges to the proxy statement were unlikely to succeed at trial.

You are invited to read the full text of our press release on this subject by clicking on this link, or by visiting the Press Room section of www.mony.com:

http://www.mony.com/InvestorRelations/?IR=http://investor.mony.com/ireye/ir_site.zhtml?ticker=MNY&script=400&item_id=8

Important Legal Information

MONY has filed a definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).